EXHIBIT 17.3

Carbon Credits International Inc.
2300 E. Sahara Ave Suite 800
Las Vegas NV 89123
USA

Attn: Mr Hans Schulte

Subject: Resignation January 11, 2010

Dear Hans,

I Lt. Gen (Ret.) Thwart Donploypetch hereby tender my notice of resignation from the Board of Directors of Carbon Credits International Inc., effective immediately.

With Kind Regards,

/s/ Tawan Donploypetch
Tawan Donploypetch